                                                                  EXHIBIT 10.1.J





May 13, 1996



Robert D. Huseby
301 Deerwood Lane
Brentwood, TN 37027

     RE: Separation Agreement and Modification of Non-Compete Agreement

Dear Bob:

     This letter of agreement sets forth the terms and conditions under which your employment with Quorum Health Resources and Quorum Health Group ("Quorum"), will terminate and the non-compete agreement which you signed in 1992 will be modified. If this letter is accepted and agreed to by you, Quorum will employ you as a consultant for the period beginning on July 1, 1996 through April 2, 1997 upon the following terms and conditions, unless such employment is terminated sooner as provided in Paragraph 4 below.

     (1) You will resign from your position with Quorum Health Resources as well as from any Director or Officer positions with Quorum Health Group, Quorum Health Resources, and any related subsidiaries or affiliated entities effective on July 1, 1996.

     (2) You will serve as a full-time consultant to Quorum from the effective date of the resignation of your position with Quorum Health Resources through October 2, 1996 and as a part-time consultant to Quorum from October 3, 1996 through April 2, 1997. During this period you serve as a full-time consultant, you will be compensated at a monthly rate equal to the monthly salary you are receiving in your position with Quorum Health Resources as of June 30, 1996. During the period that you serve as a part-time consultant you will be compensated at a monthly rate equal to one-half of the monthly salary you are receiving in your position with Quorum Health Resources as of June 30,

Robert D. Huseby
May 13, 1996
Page No. 2


1996. During the period you serve as a consultant to Quorum, you will not be eligible for any bonus payments or to participate in any bonus program; however, you will be eligible to participate in the bonus program for the fiscal year ended June 30, 1996 as if you had not resigned your position with Quorum Health Resources.

       (3) During the period you serve as a consultant to Quorum, you will not be eligible for any reload options or vacation accrual. Further, during this period and thereafter, you will not be eligible to participate in any formal severance plan or severance agreement maintained by Quorum, including Quorum's routine severance policy as well as the specific executive severance agreements granted to certain key employees. It is specifically understood during this period, you will, however, be eligible for the following benefits:

       (a) Your health insurance, life, insurance, and other insurance coverages as of June 30, 1996 will continue and you may elect COBRA continuation coverage of your health insurance at the termination of your service as a consultant;

       (b) Your participation in the employee stock purchase plan through payroll deduction may continue;

       (c) You may exercise any stock options which routinely vest during this period, but you will receive no additional stock options and there will be no acceleration of any stock option vesting beyond this period.

       (4) If you accept any employment position with another company, your employment as a consultant to Quorum, and your participation in the benefit programs described in Paragraph (3)(a) through (c) shall terminate as of the date of your acceptance of such employment. In such an event, you will be treated as any other employee who has resigned and you will have the opportunity to exercise remaining previously-vested stock options in accordance with existing stock option agreements and to continue or convert your insurance coverage in accordance with the insurance programs and ERISA.

       (5) Quorum agrees that the Non-Compete Agreement you signed in 1992 will not restrict you from making passive investments in venture capital and other funds which would invest in health care companies which are engaged directly and indirectly in those activities specified in the Agreement, provided you are not employed as an officer or director of such companies. Quorum will also create a specific list of current and previous

Robert D. Huseby
May 13, 1996
Page No. 3


Quorum Health Group, HMP and affiliate company clients who are current clients or who are within 12 months of their last contractual relationship with Quorum Health Resources or any of its affiliated companies. The purpose of this specific list is to modify the list of restricted hospitals and clients in the Non-Compete Agreement which references hospitals and clients which are within five years of a contract with a Quorum affiliated company in order to limit the restricted hospitals and clients to the list of those which are within one year of a contract with a Quorum affiliated company. This specific list shall be established from the phone directory dated October, 1995, if such directory is available, or Quorum will take reasonable efforts to construct a list of clients as of October, 1995.

     (6) This agreement is made and entered into in the State of Tennessee and the laws of the State of Tennessee shall govern the validity of this agreement and the performance by you and Quorum of their respective duties and obligations under this agreement.

     (7) This agreement is the entire agreement between you and Quorum and may be amended only by a written agreement executed by both you and Quorum.

     If the foregoing is acceptable to you, kindly execute the original letter and return it to me, thereby rendering it an agreement between us in accordance with its terms and conditions.

                                 Sincerely,

                                 QUORUM HEALTH GROUP, INC.



                                 James E. Dalton, Jr.
                                 President & Chief Executive Officer

Accepted and agreed to this ___ day of ________, 1996



- ----------------------------
ROBERT D. HUSBEY





                                      3